Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

THE LGL GROUP, INC.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	1,000,000(2)	$10.50(3)	$10,500,000	$92.70 per $1,000,000	$973.35
Total Offering Amounts					$10,500,000		$973.35
Total Fee Offsets							–
Net Fee Due							$973.35

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of The LGL Group, Inc.’s (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Consists of shares Common Stock of Registrant that are issuable pursuant to the Registrant’s 2021 Incentive Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on March 24, 2022.